Exhibit 10.2

TAX MATTERS AGREEMENT

BY AND BETWEEN

DELPHI AUTOMOTIVE PLC

AND

DELPHI TECHNOLOGIES PLC

DATED AS OF [ 🌑 ], 2017

i

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into effective as of [ 🌑 ], by and between Delphi Automotive PLC, a public limited company formed under the laws of Jersey (“Aptiv”) and Delphi Technologies PLC, a public limited company formed under the laws of Jersey and wholly owned subsidiary of Aptiv (“Delphi Technologies”). Aptiv and Delphi Technologies are each a “Party” and are sometimes referred to herein collectively as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Section 1 of this Agreement.

RECITALS

WHEREAS, Aptiv, acting together with its Subsidiaries, currently conducts the Aptiv Business and the Delphi Technologies Business;

WHEREAS, Aptiv and Delphi Technologies have entered into a Separation and Distribution Agreement, dated as of [ 🌑 ] (the “Separation Agreement”) pursuant to which the Separation will be consummated;

WHEREAS, the Parties intend that (i) the Distribution will qualify as a distribution under Section 355(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the Internal Distribution will qualify for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code; and

WHEREAS, Aptiv and Delphi Technologies desire to set forth their agreement on the rights and obligations of Aptiv and Delphi Technologies and the members of the Aptiv Group and the Delphi Technologies Group, respectively, with respect to (A) the administration and allocation of federal, state, local, and foreign Taxes incurred in Tax Periods beginning prior to the Distribution Date, (B) Taxes resulting from the Distribution and transactions effected in connection with the Distribution and (C) various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Active Trade or Business” means (i) with respect to the Delphi Technologies SAG, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the US Powertrain Business as conducted immediately prior to the Distribution by the Delphi Technologies SAG, and (ii) with respect to the Internal SpinCo SAG, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the US Powertrain Business as conducted immediately prior to the Internal Distribution by the Internal SpinCo SAG.

“Adjusted Grossed-Up Basis” has the meaning set forth in Section 3.04(b) of this Agreement.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Aggregate Deemed Asset Disposition Price” has the meaning set forth in Section 3.04(b) of this Agreement.

“Agreement” means this Tax Matters Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement; provided, however, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.

“Aptiv” has the meaning set forth in the preamble to this Agreement.

“Aptiv Business” has the meaning set forth in the Separation Agreement.

“Aptiv Equity Compensation Award” has the meaning set forth in the Employee Matters Agreement.

“Aptiv Group” has the meaning set forth in the Separation Agreement.

“Aptiv Separate Return” means any Tax Return of or including any member of the Aptiv Group (including any consolidated, combined or unitary return) that does not include any member of the Delphi Technologies Group.

“Aptiv Stock” has the meaning set forth in the Separation Agreement.

“Aptiv Disqualifying Act” means, with respect to any Specified Separation Taxes, (a) any act, or failure or omission to act, by any member of the Aptiv Group following the Distribution that results in any Party (or any of its Affiliates) being liable for such Specified Separation Taxes pursuant to a Final Determination, (b) the direct or indirect acquisition of all or a portion of the shares of Internal Distributing (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any Person, including pursuant to an issuance of shares by Internal Distributing or Aptiv, (c) any event (or series of events) involving Capital Stock of Aptiv or any assets of any member of the Aptiv Group or (d) any failure to be true, inaccuracy in, or breach of any of the representations or statements contained in the Representation Letters.

“Assets” has the meaning set forth in the Separation Agreement.

“Business Day” has the meaning set forth in the Separation Agreement.

“Capital Stock” means all classes or series of capital stock of a corporation, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in such corporation for U.S. federal Income Tax purposes.

“Closing of the Books Method” means the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution, as jointly determined by Aptiv and Delphi Technologies; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Tax Period.

“Code” has the meaning set forth in the recitals to this Agreement.

“Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Delphi Technologies” has the meaning provided in the preamble to this Agreement.

“Delphi Technologies Business” has the meaning set forth in the Separation Agreement.

“Delphi Technologies Carryback” means any net operating loss, net capital loss, excess Tax credit, or other similar Tax item of any member of the Delphi Technologies Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Delphi Technologies Disqualifying Act” means, with respect to any Specified Separation Taxes, following the Distribution, (a) any act, or failure or omission to act, including, without limitation, the breach of any covenant contained herein, by any member of the Delphi Technologies Group that results in any Party (or any of its Affiliates) being liable for such Specified Separation Taxes pursuant to a Final Determination, regardless of whether such act or failure to act is covered by a Ruling or Unqualified Tax Opinion, (b) the direct or indirect acquisition of all or a portion of the shares of Internal SpinCo (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any Person, including pursuant to an issuance of shares by Internal SpinCo or Delphi Technologies or (c) any event (or series of events) involving Capital Stock of Delphi Technologies or any assets of any member of the Delphi Technologies Group.

“Delphi Technologies Equity Awards” means options, share appreciation rights, restricted shares, share units or other compensatory rights with respect to Delphi Technologies Stock.

“Delphi Technologies Equity Compensation Award” has the meaning set forth in the Employee Matters Agreement.

“Delphi Technologies Group” has the meaning set forth in the Separation Agreement.

“Delphi Technologies SAG” means the separate affiliated group of Delphi Technologies, within the meaning of Section 355(b)(3)(B) of the Code.

“Delphi Technologies Separate Return” means any Tax Return of or including any member of the Delphi Technologies Group (including any consolidated, combined or unitary return) that does not include any member of the Aptiv Group.

“Delphi Technologies Stock” has the meaning set forth in the Separation Agreement.

“Dispute” has the meaning set forth in the Separation Agreement.

“Distribution” means the issuance of ordinary shares of Delphi Technologies to holders of Aptiv ordinary shares on the Record Date on a pro rata basis.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

“Final Allocation” has the meaning set forth in Section 3.06(b) of this Agreement.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for any Tax Period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Parties.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” means (a) with respect to Aptiv, the Aptiv Group, and (b) with respect to Delphi Technologies, the Delphi Technologies Group, as the context requires.

“Income Tax” means all U.S. federal, state, local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits, and any interest, penalties, additions to Tax or additional amounts in respect of the foregoing.

“Intended Tax Treatment” means the qualification of (i) the Distribution as a distribution under Section 355(a) of the Code, (ii) the Internal Distribution for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code and (iii) the IP Transfer as a transaction to which Section 367(d) of the Code applies.

“Internal Distributing” means Delphi Corporation, a Delaware corporation.

“Internal Distribution” means the distribution by Internal Distributing of its shares in Internal SpinCo to Internal Distributing’s shareholder in connection with the Separation.

“Internal SpinCo” means Delphi Powertrain Systems, LLC, a Delaware limited liability company.

“Internal SpinCo SAG” means the separate affiliated group of Internal SpinCo, within the meaning of Section 355(b)(3)(B) of the Code.

“IP Transfer” means, collectively, any transfers of intellectual property from the United States (or a United States entity) to Barbados (or a Barbados entity) to facilitate, or otherwise in connection with, the Separation.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Joint Return” means any Tax Return that includes, by election or otherwise, one or more members of the Aptiv Group together with one or more members of the Delphi Technologies Group.

“Law” has the meaning set forth in the Separation Agreement.

“Liabilities” has the meaning set forth in the Separation Agreement.

“Loss” has the meaning set forth in Section 5.02 of this Agreement.

“Non-Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Notified Action” shall have the meaning set forth in Section 6.03(a) of this Agreement.

“Other Separation Taxes” means any Taxes imposed on the Aptiv Group or the Delphi Technologies Group in connection with the transactions comprising the Separation, other than Specified Separation Taxes.

“Parties” and “Party” have the meaning set forth in the preamble to this Agreement.

“Past Practices” has the meaning set forth in Section 3.03(a) of this Agreement.

“Payment Date” means, with respect to a Tax Return, (A) the due date for any required installment of estimated Taxes, (B) the due date (determined without regard to extensions) for filing such Tax Return, or (C) the date such Tax Return is filed, as the case may be.

“Payor” has the meaning set forth in Section 4.03(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Distribution Date.

“Prime Rate” has the meaning set forth in the Separation Agreement.

“Prior Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return, for a Tax Period or portion thereof ending at the close of the Distribution Date, on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the Delphi Technologies Group.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations § 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Delphi Technologies management or shareholders, is a hostile acquisition, or otherwise, as a result of which any Person or any group of related Persons would directly or indirectly, including through an acquisition of Capital Stock of Delphi Technologies, acquire, or have the right to acquire, a number of shares of Capital Stock of Internal SpinCo that would, when combined with any other direct or indirect changes in ownership of Capital Stock of Internal SpinCo pertinent for purposes of Section 355(e) of the Code, comprise forty percent (40%) or more of (i) the value of all outstanding shares of stock of Internal SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting shares of Internal SpinCo as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Internal SpinCo or Delphi Technologies of a shareholder rights plan, (ii) issuances by Internal SpinCo or Delphi Technologies that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations § 1.355-7(d), including such issuances net of exercise price and/or tax withholding (provided, however, that any sale of such stock in connection with a net exercise or tax withholding is not exempt under this clause (ii) unless it satisfies the requirements of Safe Harbor VII of Treasury Regulations § 1.355-7(d)) or (iii) acquisitions that satisfy Safe Harbor VII of Treasury Regulations § 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares shall be treated as an indirect acquisition of shares by the non-exchanging shareholders. For purposes of this definition, each reference to Internal SpinCo shall include a reference to any entity treated as a successor thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code or official IRS guidance with respect thereto shall be incorporated in this definition and its interpretation.

“Proposed Allocation” shall have the meaning set forth in Section 3.06(b) of this Agreement.

“Protective Section 336(e) Election” has the meaning set forth in Section 3.04(a) of this Agreement.

“Record Date” has the meaning set forth in the Separation Agreement.

“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials delivered or deliverable by Aptiv, and any of its Affiliates, in connection with the rendering by Tax Advisors of the Tax Opinions.

“Required Party” has the meaning set forth in Section 4.03(a) of this Agreement.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.01 of this Agreement.

“Ruling” has the meaning set forth in Section 6.01(b) of this Agreement.

“Section 336(e) Allocation Statement” has the meaning set forth in Section 3.04(b) of this Agreement.

“Section 336(e) Tax Benefit Percentage” means, with respect to any Specified Separation Taxes and Tax-Related Losses related to the Internal Distribution, the percentage equal to one hundred percent (100%) minus the percentage of such Specified Separation Taxes and Tax-Related Losses related to the Internal Distribution for which Aptiv is entitled to indemnification under this Agreement.

“Separation” means, collectively, all of the transactions undertaken to separate the Delphi Technologies Business from the Aptiv Business in connection with the Distribution.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Shared Contract” has the meaning set forth in the Separation Agreement.

“Specified Separation Taxes” means any and all Taxes incurred by the Aptiv Group or the Delphi Technologies Group as a result of the failure of the Intended Tax Treatment.

“Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, universal service fund, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Authority or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Advisor” means a Tax counsel or accountant, in each case of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit (including credits of a foreign company under Section 902 of the Code), excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the Law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Opinions” means any opinions of Tax Advisors deliverable to Aptiv in connection with the Internal Distribution and the Distribution.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

“Tax-Related Losses” means, with respect to any Specified Separation Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Specified Separation Taxes, as well as any other out-of-pocket costs incurred in connection with such Specified Separation Taxes; and (ii) all costs, expenses and damages associated with shareholder litigation or controversies and any amount paid by Aptiv (or any Aptiv Affiliate) or Delphi Technologies (or any Delphi Technologies Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“UK Group Relief” means (i) group relief capable of being surrendered or claimed pursuant to Part 5 of the UK Corporation Tax Act 2010, or (ii) the notional transfer of an asset or reallocation of a gain or loss pursuant to section 171A or section 179A of the UK Taxation of Chargeable Gains Act 1992 and the notional reallocation of a gain pursuant to section 792 of the UK Corporation Tax Act 2009.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to Aptiv, on which Aptiv may rely to the effect that a transaction will not adversely affect the Intended Tax Treatment. Any such opinion must assume that the Distribution, the Internal Distribution and the IP Transfer would have qualified for the Intended Tax Treatment if the transaction in question did not occur.

“US Powertrain Business” means the portion of the Delphi Technologies Business conducted within the United States.

“Valuations” means the valuations and methodologies prepared for Aptiv to facilitate, or otherwise in connection with, the Separation and the carrying values reflected on Delphi Technologies’ opening balance sheet following the Distribution.

Section 2. Allocation of Tax Liabilities and Tax-Related Losses.

Section 2.01 General Rule.

(a) Aptiv Liability. Except with respect to Taxes and Tax-Related Losses described in Section 2.01(b) of this Agreement, Aptiv shall be liable for, and shall indemnify and hold harmless the Delphi Technologies Group from and against any liability for:

(i) Taxes that are allocated to Aptiv under this Section 2;

(ii) any Tax resulting from a breach of any of Aptiv’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement;

(iii) Specified Separation Taxes and Tax-Related Losses that are allocated to Aptiv under Section 6.04(a) of this Agreement;

(iv) Other Separation Taxes; and

(v) Taxes imposed on Delphi Technologies or any member of the Delphi Technologies Group pursuant to the provisions of Treasury Regulations § 1.1502-6 (or similar provisions of state, local, or foreign Tax Law) as a result of any such member being or having been a member of a Prior Group.

(b) Delphi Technologies Liability. Delphi Technologies shall be liable for, and shall indemnify and hold harmless the Aptiv Group from and against any liability for:

(i) Taxes which are allocated to Delphi Technologies under this Section 2;

(ii) any Tax resulting from a breach of any of Delphi Technologies’ covenants in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(iii) any Specified Separation Taxes and Tax-Related Losses that are allocated to Delphi Technologies under Section 6.04(a) of this Agreement.

(c) In furtherance of Section 2.01(a)(iv) and the allocation of Other Separation Taxes to Aptiv, both Parties understand that the transactions comprising the Separation will trigger the Other Separation Taxes (the amount of which has not been definitively quantified yet) and Delphi Technologies hereby agrees that, in lieu of any responsibility for such Taxes, it will, as part of the Separation, pay Aptiv $180 million and, in exchange, Aptiv will assume all responsibility for the Other Separation Taxes and Delphi Technologies will have no liability therefor and is hereby released from any claim or liability in respect of the Other Separation Taxes.

Section 2.02 General Allocation Principles. Except as otherwise provided in this Section 2 or in Section 6.04(a) of this Agreement, all Taxes shall be allocated as follows:

(a) Allocation of Taxes for Joint Returns. Aptiv shall be responsible for all Taxes reported, or required to be reported, on any Joint Return that any member of the Aptiv Group files or is required to file under the Code or other applicable Tax Law; provided, however, that to the extent any such Joint Return includes any Tax Item attributable to any member of the Delphi Technologies Group or to the Delphi Technologies Business for any Post-Distribution Period, Delphi Technologies shall be responsible for all Taxes attributable to such Tax Items, computed in a manner reasonably determined by Aptiv.

(b) Allocation of Taxes for Separate Returns.

(i) Aptiv shall be responsible for all Taxes reported, or required to be reported, on an Aptiv Separate Return.

(ii) Delphi Technologies shall be responsible for all Taxes reported, or required to be reported, on a Delphi Technologies Separate Return.

(c) Taxes Not Reported on Tax Returns.

(i) Aptiv shall be responsible for any Tax attributable to any member of the Aptiv Group or to the Aptiv Business that is not required to be reported on a Tax Return.

(ii) Delphi Technologies shall be responsible for any Tax attributable to any member of the Delphi Technologies Group or to the Delphi Technologies Business that is not required to be reported on a Tax Return.

Section 2.03 Allocation Conventions.

(a) All Taxes allocated pursuant to Section 2.02 of this Agreement shall be allocated in accordance with the Closing of the Books Method; provided, however, that if applicable Tax Law does not permit a Delphi Technologies Group member to close its Tax Period on the Distribution Date, the Tax attributable to the operations of the members of the Delphi Technologies Group for any Pre-Distribution Period shall be the Tax computed using the Closing of the Books Method.

(b) Any Tax Item of Delphi Technologies or any member of the Delphi Technologies Group arising from a transaction engaged in outside of the ordinary course of business on the Distribution Date after the Effective Time shall be properly allocable to Delphi Technologies and any such transaction by or with respect to Delphi Technologies or any member of the Delphi Technologies Group occurring after the Effective Time shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulation § 1.1502-76(b) or any similar provisions of state, local or foreign Law.

Section 3. Preparation and Filing of Tax Returns.

Section 3.01 Aptiv Separate Returns and Joint Returns.

(a) Aptiv shall prepare and file, or cause to be prepared and filed, all Aptiv Separate Returns and Joint Returns, and each member of the Delphi Technologies Group to which any such Joint Return relates shall execute and file such consents, elections and other documents as Aptiv may determine, after consulting with Delphi Technologies in good faith, are required or appropriate, or otherwise requested by Aptiv in connection with the filing of such Joint Return. Delphi Technologies will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that Aptiv determines are required to be filed or that Aptiv elects to file, in each case pursuant to this Section 3.01(a).

(b) The Parties and their respective Affiliates shall elect to close the Tax Period of each Delphi Technologies Group member on the Distribution Date, to the extent permitted by applicable Tax Law.

Section 3.02 Delphi Technologies Separate Returns. Delphi Technologies shall prepare and file (or cause to be prepared and filed) all Delphi Technologies Separate Returns.

Section 3.03 Tax Reporting Practices.

(a) General Rule. Except as provided in Section 3.03(b) of this Agreement, Aptiv shall prepare any Straddle Period Joint Return in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used by the members of the Aptiv Group and the members of the Delphi Technologies Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, then Aptiv shall prepare such Tax Return in accordance with reasonable Tax accounting practices selected by Aptiv. With respect to any Tax Return that Delphi Technologies has the obligation and right to prepare, or cause to be prepared, under this Section 3, to the extent such Tax Return could affect Aptiv, such Tax Return shall be prepared in accordance with Past Practices used by the members of the Aptiv Group and the members of the Delphi Technologies Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, such Tax Return shall be prepared in accordance with reasonable Tax accounting practices selected by Delphi Technologies.

(b) Consistency with Intended Tax Treatment. The Parties shall prepare all Tax Returns consistent with (i) the Intended Tax Treatment and (ii) the Valuations unless, in each case, and then only to the extent, an alternative position is required pursuant to a Final Determination.

(c) Shared Contracts. Each of Delphi Technologies and Aptiv shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or its Subsidiaries, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

Section 3.04 Protective Section 336(e) Election.

(a) General. The Parties hereby agree to make a timely protective election under Section 336(e) of the Code and Treasury Regulations § 1.336-2(j) (and any similar provision of applicable state or local Tax Law) for each applicable member of the Aptiv Group and Delphi Technologies Group with respect to the Internal Distribution (the “Protective Section 336(e) Election”) in accordance with Treasury Regulations § 1.336-2(h). For the avoidance of doubt, (i) this Section 3.04(a) is intended to constitute a written, binding agreement to make the Protective Section 336(e) Election within the meaning of Treasury Regulations § 1.336-2(h)(1)(i), and (ii) it is intended that the Protective Section 336(e) Election will have no effect unless, pursuant to a Final Determination, the Internal Distribution is treated as a “qualified stock disposition” within the meaning of Treasury Regulations § 1.336-1(b)(6).

(b) Cooperation and Reporting. Aptiv and Delphi Technologies shall cooperate in making the Protective Section 336(e) Election, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Protective Section 336(e) Election. Aptiv and Delphi Technologies shall jointly determine the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of Internal SpinCo and its Subsidiaries, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). To the extent the Protective Section 336(e) Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Protective Section 336(e) Election, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.

(c) Tax Benefit Payment by Delphi Technologies. In the event that the Internal Distribution fails to qualify for the Intended Tax Treatment and Aptiv is not entitled to indemnification for one hundred percent (100%) of any Specified Separation Taxes and Tax-Related Losses relating to the Internal Distribution arising from such failure, Aptiv shall be entitled to quarterly payments from Delphi Technologies equal to the Section 336(e) Tax Benefit Percentage of the actual Tax savings if, as and when realized by the Delphi Technologies Group arising from the step up in Tax basis (including, for the avoidance of doubt, any such step up attributable to payments made pursuant to this Section 3.04(c)) resulting from the Protective Section 336(e) Election, determined on a “with and without” basis (treating any deductions or amortization attributable to the step up in Tax basis resulting from the Protective 336(e) Election, or any other recovery of such step up, as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards); provided, however, that such payments: (i) shall be reduced by all reasonable costs incurred by any member of the Delphi Technologies Group to amend any Tax Returns or other governmental filings related to such Protective Section 336(e) Election; and (ii) shall not exceed the amount of any Specified Separation Taxes and Tax-Related Losses relating to the Internal Distribution incurred by the Aptiv Group (not taking into account this Section 3.04(c)) as a result of such failure for which Aptiv is not entitled to indemnification under this Agreement.

Section 3.05 Delphi Technologies Carrybacks and Claims for Refund.

(a) Delphi Technologies hereby agrees that, unless Aptiv consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, (i) no member of the Delphi Technologies Group (nor its successors) shall file any Adjustment Request with respect to any Tax Return that could affect any Joint Return or any other Tax Return reflecting Taxes that are allocated to Aptiv under Section 2 and (ii) any available elections to waive the right to claim any Delphi Technologies Carryback in any Joint Return or any other Tax Return reflecting Taxes that are allocated to Aptiv under Section 2 shall be made, and no affirmative election shall be made to claim any such Delphi Technologies Carryback. In the event that Delphi Technologies (or the appropriate member of the Delphi Technologies Group) is prohibited by applicable Law from waiving or otherwise forgoing a Delphi Technologies Carryback or Aptiv consents to a Delphi Technologies Carryback (which consent may not be unreasonably withheld, conditioned, or delayed), Aptiv shall cooperate with Delphi Technologies, at Delphi Technologies’ expense, in seeking from the appropriate Tax Authority such Tax Benefit as reasonably would result from such Delphi Technologies Carryback, to the extent that such Tax Benefit is directly attributable to such Delphi Technologies Carryback, and shall pay over to Delphi Technologies the amount of such Tax Benefit within ten (10) days after such Tax Benefit is recognized by the Aptiv Group; provided, however, that Delphi Technologies shall indemnify and hold the members of the Aptiv Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Delphi Technologies Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Aptiv Group if (i) such Tax Attributes expire unused, but would have been utilized but for such Delphi Technologies Carryback, or (ii) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been used but for such Delphi Technologies Carryback.

(b) Aptiv hereby agrees that, unless Delphi Technologies consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, no member of the Aptiv Group shall file any Adjustment Request with respect to any Delphi Technologies Separate Return.

Section 3.06 Apportionment of Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the Aptiv Group and the members of the Delphi Technologies Group in accordance with the Code, Treasury Regulations, and any other applicable Tax Law, and, in the absence of controlling legal authority or unless otherwise provided under this Agreement, including pursuant to Section 3.07, Tax Attributes shall be allocated to the legal entity that created such Tax Attributes.

(b) Except as provided in Section 3.07, on or before the first anniversary of the Distribution Date, Aptiv shall deliver to Delphi Technologies its determination in writing of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis Tax Attribute which is allocated or apportioned to the members of the Delphi Technologies Group under applicable Tax Law and this Agreement (“Proposed Allocation”). Delphi Technologies shall have sixty (60) days to review the Proposed Allocation and provide Aptiv any comments with respect thereto. Aptiv shall accept any such comments that are reasonable, and such resulting determination will become final (“Final Allocation”). All members of the Aptiv Group and Delphi Technologies Group shall prepare all Tax Returns in accordance the Final Allocation. In the event of an adjustment to the earnings and profits, any Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis attribute, Aptiv shall promptly notify Delphi Technologies in writing of such adjustment. For the avoidance of doubt, Aptiv shall not be liable to any member of the Delphi Technologies Group for any failure of any determination under this Section 3.06(b) to be accurate under applicable Tax Law; provided such determination was made in good faith.

(c) Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.06(a) of this Agreement, as agreed by the Parties.

Section 3.07 UK Group Relief.

(a) Aptiv shall determine the amounts for purposes of UK Group Relief available to be surrendered (i) by any member of the Aptiv Group to any member of the Delphi Technologies Group, or (ii) by any member of the Delphi Technologies Group to any member of the Aptiv Group, as the case may be.

(b) The Parties shall make, or shall cause to be made, such elections and shall take such other actions that are necessary or appropriate to give effect to the surrender of any amounts referred to in Section 3.07(a) to the extent permitted under applicable Law, and to ensure that such surrenders are allowed in full by HM Revenue & Customs.

(c) In consideration of such surrenders as are referred to in Section 3.07(a)(i), Delphi Technologies shall procure that the relevant member of the Delphi Technologies Group shall pay to the relevant member of the Aptiv Group such amount of UK corporation Tax as is saved by the relevant member of the Delphi Technologies Group (including where UK corporation Tax previously paid has been refunded) as a result of the relevant surrender, such amount to be paid no later than the time which such UK corporation Tax saved would otherwise have been paid to a Tax Authority.

(d) In consideration of such surrenders as are referred to in Section 3.07(a)(ii), Aptiv shall procure that the relevant member of the Aptiv Group shall pay to the relevant member of the Delphi Technologies Group such amount of UK corporation Tax as is saved by the relevant member of the Aptiv Group (including where UK corporation Tax previously paid has been refunded) as a result of the relevant surrender, such amount to be paid no later than the time which such UK corporation Tax saved would otherwise have been paid to a Tax Authority.

Section 3.08 Equity Compensation. Tax deductions with respect to Aptiv Equity Compensation Awards and Delphi Technologies Equity Compensation Awards shall be allocated to the members of the Aptiv Group and the members of the Delphi Technologies Group in accordance with the Code, Treasury Regulations, and any other applicable Tax Law.

Section 4. Tax Payments.

Section 4.01 Taxes Shown on Tax Returns. Aptiv shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the Aptiv Group is responsible for preparing under Section 3 of this Agreement, and Delphi Technologies shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the Delphi Technologies Group is responsible for preparing under Section 3 of this Agreement. At least seven (7) Business Days prior to any Payment Date for any Straddle Period Joint Return, Delphi Technologies shall pay to Aptiv the amount Delphi Technologies is responsible for under the provisions of Section 2 as calculated pursuant to this Agreement.

Section 4.02 Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment.

Section 4.03 Indemnification Payments.

(a) Except as provided in the last sentence of Section 4.01 or Section 6.04(b) of this Agreement, if any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within twenty (20) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the Payor’s payment to the Tax Authority to the date of reimbursement by the Required Party under this Section 4.03. Except as otherwise provided in the following sentence, the Required Party shall also pay to the Payor any reasonable costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses) within five (5) days after the Payor’s written demand therefor. If and to the extent any Specified Separation Taxes are determined regarding the failure of the Intended Tax Treatment, the Party allocated responsibility for Tax-Related Losses associated with such Specified Separation Taxes under Section 2.01 of this Agreement shall pay such Tax-Related Losses to Aptiv (if such responsible Party is Delphi Technologies) or Delphi Technologies (if such responsible Party is Aptiv) within five (5) days after written demand therefor.

(b) All indemnification payments under this Agreement shall be made by Aptiv directly to Delphi Technologies and by Delphi Technologies directly to Aptiv; provided, however, that if the Parties mutually agree for administrative convenience with respect to any such indemnification payment, any member of the Aptiv Group, on the one hand, may make such indemnification payment to any member of the Delphi Technologies Group, on the other hand, and vice versa.

Section 5. Tax Benefits.

Section 5.01 Tax Refunds. Aptiv shall be entitled (subject to the limitations provided in Section 3.05 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Aptiv is liable hereunder, and Delphi Technologies shall be entitled (subject to the limitations provided in Section 3.05 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Delphi Technologies is liable hereunder. A Party receiving a refund to which another Party is entitled hereunder shall pay over such refund to such other Party within twenty (20) Business Days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).

Section 5.02 Other Tax Benefits.

(a) If (i) a member of the Delphi Technologies Group actually realizes any Tax Benefit, other than a Tax Benefit resulting from a Protective Section 336(e) Election, as a result of any liability, obligation, loss or payment (each, a “Loss”) for which a member of the Aptiv Group is required to indemnify any member of the Delphi Technologies Group pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement or any Ancillary Agreement), or (ii) if a member of the Aptiv Group actually realizes any Tax Benefit as a result of any Loss for which a member of the Delphi Technologies Group is required to indemnify any member of the Aptiv Group pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement or any Ancillary Agreement), and, in each case, such Tax Benefit would not have arisen but for such adjustment or Loss (determined on a “with and without” basis), Delphi Technologies (in the case of the foregoing clause (i)) or Aptiv (in the case of the foregoing clause (ii)), as the case may be, shall make a payment to the other Party in an amount equal to the amount of such actually realized Tax Benefit in cash within ten (10) Business Days of actually realizing such Tax Benefit. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 5.02(a) is subsequently disallowed by the applicable Tax Authority, the Party that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Party.

(b) No later than ten (10) Business Days after a Tax Benefit described in Section 5.02(a) is actually realized by a member of the Aptiv Group or a member of the Delphi Technologies Group, Aptiv or Delphi Technologies, as the case may be, shall provide the other Party with a written calculation of the amount payable to such other Party pursuant to Section 5.02(a). In the event that Aptiv or Delphi Technologies, as the case may be, disagrees with any such calculation described in this Section 5.02(b), such Party shall so notify the other Party in writing within twenty (20) Business Days of receiving such written calculation. The Parties shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 5.02 shall be determined in accordance with Section 13 of this Agreement.

Section 6. Intended Tax Treatment.

Section 6.01 Restrictions on Members of the Delphi Technologies Group.

(a) Delphi Technologies will not, and will not permit any other member of the Delphi Technologies Group to, take or fail to take, as applicable, (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Representation Letters or Valuations, (ii) any action which could reasonably be expected to adversely affect the Intended Tax Treatment or (iii) any position on a Tax Return which could reasonably be expected to adversely affect any member of the Aptiv Group.

(b) Delphi Technologies and each other member of the Delphi Technologies Group agrees that, from the Distribution Date until the first Business Day after the two-year anniversary of the Distribution Date:

(i) Delphi Technologies will continue and cause to be continued the Active Trade or Business of the Delphi Technologies SAG and cause Internal SpinCo to continue the Active Trade or Business of the Internal SpinCo SAG;

(ii) Delphi Technologies will not enter into any Proposed Acquisition Transaction or, to the extent Delphi Technologies or any other member of the Delphi Technologies Group has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of the charter or bylaws of Delphi Technologies or Internal SpinCo, as applicable, (D) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or otherwise);

(iii) Delphi Technologies will not, nor will it agree to, merge, consolidate or amalgamate with any other Person, unless, in the case of a merger, consolidation, Delphi Technologies is the survivor of the merger or consolidation; and Internal SpinCo will not, nor will it agree to, merge, consolidate or amalgamate with any other Person, unless, in the case of a merger, consolidation, Internal SpinCo is the survivor of the merger or consolidation;

(iv) Delphi Technologies will not in a single transaction or series of transactions sell, transfer or otherwise dispose of (including any transaction treated for U.S. federal Income Tax purposes as a sale, transfer or disposition), or permit any other member of the Delphi Technologies Group to sell, transfer or otherwise dispose of, 30% or more of the gross assets of any Active Trade or Business (such percentage to be measured based on fair market value as of the Distribution Date), in each case other than (A) sales, transfers or other dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes, (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of Delphi Technologies or any member of the Delphi Technologies Group, or (E) any sales, transfers or other dispositions of assets within the Delphi Technologies SAG or the Internal SpinCo SAG;

(v) Delphi Technologies will not redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, of Delphi Technologies, except (A) to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (B) to the extent reasonably necessary to pay the total tax liability arising from the vesting of a Delphi Technologies Equity Award, or (C) through a net exercise of a Delphi Technologies Equity Award;

(vi) Delphi Technologies will not amend, or permit any other member of the Delphi Technologies Group to amend, its certificate of incorporation (or other organizational documents), or take any other action, whether through a shareholder vote or otherwise, affecting the voting rights of the Capital Stock of Delphi Technologies or Internal SpinCo (including, without limitation, through the conversion of one class of Capital Stock of Delphi Technologies or Internal SpinCo into another class of Capital Stock of Delphi Technologies or Internal SpinCo); and

(vii) Delphi Technologies will not take, or permit any other member of the Delphi Technologies Group to take, any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or with the Valuations) which in the aggregate (and taking into account any other transactions described in this subparagraph (b)) would reasonably be expected to result in a failure to preserve the Intended Tax Treatment;

unless prior to taking any such action set forth in the foregoing clauses (i) through (vii), (A) Delphi Technologies shall have obtained a ruling from the IRS (“Ruling”) to the effect that a transaction will not affect the Intended Tax Treatment, and Aptiv shall have received such a Ruling in form and substance satisfactory to Aptiv in its reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Intended Tax Treatment, (B) Delphi Technologies shall have provided Aptiv with an Unqualified Tax Opinion in form and substance satisfactory to Aptiv in its reasonable discretion (and in determining whether an opinion is satisfactory, Aptiv may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) or (C) Aptiv shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

Section 6.02 Restrictions on Members of the Aptiv Group. Aptiv will not, and will not permit any other member of the Aptiv Group to, take or fail to take, as applicable, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters or Tax Opinions. Aptiv agrees that it will not take or fail to take, or permit any member of the Aptiv Group, as the case may be, to take or fail to take, any action which could reasonably be expected to adversely affect the Intended Tax Treatment of the Distribution.

Section 6.03 Procedures Regarding Opinions and Rulings.

(a) If Delphi Technologies notifies Aptiv that it desires to take one of the actions described in Section 6.01(b) of this Agreement (a “Notified Action”), Aptiv shall cooperate with Delphi Technologies and use its commercially reasonable efforts to seek to obtain a Ruling or Unqualified Tax Opinion for the purpose of permitting Delphi Technologies to take the Notified Action unless Aptiv shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion. If such a Ruling is to be sought, Aptiv shall apply for such ruling and Aptiv and Delphi Technologies shall jointly control the process of obtaining such Ruling. In no event shall Aptiv be required to file any request for a Ruling under this Section 6.03(a) unless Delphi Technologies represents that (i) it has read such request, and (ii) all information and representations, if any, relating to any member of the Delphi Technologies Group, contained in such request documents are (subject to any qualifications therein) true, correct and complete. Delphi Technologies shall reimburse Aptiv for all reasonable costs and expenses incurred by the Aptiv Group in connection with such cooperation within thirty (30) Business Days after receiving an invoice from Aptiv therefor.

(b) Aptiv shall have the right to obtain a Ruling or tax opinion at any time in its sole and absolute discretion. If Aptiv determines to obtain a Ruling or tax opinion, Delphi Technologies shall (and shall cause its Affiliates to) cooperate with Aptiv and take any and all actions reasonably requested by Aptiv in connection with obtaining the Ruling or tax opinion (including, without limitation, by making any reasonable representation or covenant or providing any materials or information requested by the IRS or any Tax Advisor. Aptiv shall reimburse Delphi Technologies for all reasonable costs and expenses incurred by the Delphi Technologies Group in connection with such cooperation within thirty (30) Business Days after receiving an invoice from Delphi Technologies therefor.

(c) Following the Effective Time, Delphi Technologies shall not, nor shall Delphi Technologies permit any of its Affiliates to, seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Separation (including the impact of any transaction on the Intended Tax Treatment) without obtaining Aptiv’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.04 Liability for Specified Separation Taxes and Tax-Related Losses.

(a) In the event that Specified Separation Taxes become due and payable to a Tax Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(i) if such Specified Separation Taxes are attributable to a Delphi Technologies Disqualifying Act, then Delphi Technologies shall be responsible for such Specified Separation Taxes and corresponding Tax-Related Losses;

(ii) if such Specified Separation Taxes are attributable to an Aptiv Disqualifying Act, then Aptiv shall be responsible for such Specified Separation Taxes and corresponding Tax-Related Losses; and

(iii) if such Specified Separation Taxes are attributable to both a Delphi Technologies Disqualifying Act and an Aptiv Disqualifying Act, or are not attributable to either a Delphi Technologies Disqualifying Act or an Aptiv Disqualifying Act, then responsibility for such Specified Separation Taxes and corresponding Tax-Related Losses shall be shared by Delphi Technologies and Aptiv in proportion to their respective fair market values as of the day after the Distribution Date (determined using the closing Delphi Technologies Stock and Aptiv Stock prices as of such date).

(b) Delphi Technologies shall pay Aptiv the amount of any Specified Separation Taxes for which Delphi Technologies is responsible under this Section 6.04 as a result of a Final Determination no later than two (2) Business Days after the date such Specified Separation Taxes are determined as a result of a Final Determination to be due. Notwithstanding the foregoing, Delphi Technologies shall pay Aptiv the amount of any Specified Separation Taxes for which Delphi Technologies is responsible under this Section 6.04 within seven (7) Business Days of written demand therefor by Aptiv if Aptiv determines that the payment of Specified Separation Taxes earlier than a Final Determination with respect to such Specified Separation Taxes is necessary or prudent to obtain a favorable resolution of a Tax Contest relating to Specified Separation Taxes.

Section 7. Assistance and Cooperation.

Section 7.01 Assistance and Cooperation.

(a) The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to any other Party and its Affiliates reasonably available to such other Party as provided in Section 8 of this Agreement. Each of the Parties shall also make available to any other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Delphi Technologies and each other member of the Delphi Technologies Group shall cooperate with Aptiv and take any and all actions reasonably requested by Aptiv in connection with obtaining the Tax Opinions (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor; provided that neither Delphi Technologies nor any other member of the Delphi Technologies Group shall be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(b) Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. In addition, in the event that Aptiv determines that the provision of any information or documents to Delphi Technologies or any of its Affiliates, or Delphi Technologies determines that the provision of any information or documents to Aptiv or any Aptiv Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.02 Tax Return Information. Each of Aptiv and Delphi Technologies, and each member of their respective Groups, acknowledges that time is of the essence in relation to any request for information, assistance or cooperation made pursuant to Section 7.01 of this Agreement or this Section 7.02. Each of Aptiv and Delphi Technologies, and each member of their respective Groups, acknowledges that failure to conform to the reasonable deadlines set by the Party making such request could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Group reasonably required by the other Party to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.

Section 7.03 Reliance by Aptiv. If any member of the Delphi Technologies Group supplies information to a member of the Aptiv Group in connection with a Tax liability and an officer of a member of the Aptiv Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Aptiv Group identifying the information being so relied upon, the chief financial officer of Delphi Technologies (or any officer of Delphi Technologies as designated by the chief financial officer of Delphi Technologies) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Delphi Technologies agrees to indemnify and hold harmless each member of the Aptiv Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the Delphi Technologies Group having supplied, pursuant to this Section 7, a member of the Aptiv Group with inaccurate or incomplete information in connection with a Tax liability.

Section 7.04 Reliance by Delphi Technologies. If any member of the Aptiv Group supplies information to a member of the Delphi Technologies Group in connection with a Tax liability and an officer of a member of the Delphi Technologies Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Delphi Technologies Group identifying the information being so relied upon, the chief financial officer of Aptiv (or any officer of Aptiv as designated by the chief financial officer of Aptiv) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Aptiv agrees to indemnify and hold harmless each member of the Delphi

Technologies Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a member of the Aptiv Group having supplied, pursuant to this Section 7, a member of the Delphi Technologies Group with inaccurate or incomplete information in connection with a Tax liability.

Section 7.05 Other Separation Taxes. Delphi Technologies shall (and shall cause its Affiliates to) reasonably cooperate with Aptiv to correct any errors in the chronology or completion of any transactions intended to facilitate, or otherwise effectuated in connection with, the Separation, and take any and all commercially reasonable actions requested by Aptiv to minimize any Other Separation Taxes.

Section 8. Tax Records.

Section 8.01 Retention of Tax Records. Each of Aptiv and Delphi Technologies shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Aptiv shall preserve and keep all other Tax Records relating to Taxes of the Aptiv and Delphi Technologies Groups for Pre-Distribution Periods, for so long as the contents thereof may be or become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each of Aptiv and Delphi Technologies may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Party. If, prior to the Retention Date, (a) Aptiv or Delphi Technologies reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Parties shall have the opportunity, at their cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party or any of its Affiliates determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such program or system may be decommissioned or discontinued upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession pertaining to (i) in the case of any Tax Return of the Aptiv Group, the portion of such return that relates to Taxes for which the Delphi Technologies Group may be liable pursuant to this Agreement or (ii) in the case of any Tax Return of the Delphi Technologies Group, the portion of such return that relates to Taxes for which the Aptiv Group may be liable pursuant to this Agreement, and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.03 Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 9. Tax Contests.

Section 9.01 Notice. Each Party shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware (i) related to Taxes for Tax Periods for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder, (ii) relating to a Delphi Technologies Separate Return for a Pre-Distribution Period or Straddle Period that could reasonably be expected to adversely affect any member of the Aptiv Group or for any other Tax Period that could reasonably be expected to materially adversely affect any member of the Aptiv Group, or (iii) otherwise relating to the Intended Tax Treatment or the Separation (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (x) to the extent the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (y) to the extent the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02 Control of Tax Contests.

(a) Aptiv Control. Notwithstanding anything in this Agreement to the contrary, Aptiv shall have the right to control any Tax Contest with respect to any Tax matters relating to (i) a Joint Return, (ii) an Aptiv Separate Return, (iii) Specified Separation Taxes and (iv) Other Separation Taxes. Subject to Section 9.02(c) and Section 9.02(d) of this Agreement, Aptiv shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest.

(b) Delphi Technologies Control. Except as otherwise provided in this Section 9.02, Delphi Technologies shall have the right to control any Tax Contest with respect to any Delphi Technologies Separate Return. Subject to Section 9.02(c) and Section 9.02(d) of this Agreement, Delphi Technologies shall have reasonable discretion, after consultation with Aptiv, with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest relating to a Delphi Technologies Separate Return for a Pre-Distribution Period or Straddle Period that could reasonably be expected to adversely affect any member of the Aptiv Group or for any other Tax Period that could reasonably be expected to materially adversely affect any member of the Aptiv Group, and absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Tax Contest.

(c) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, that to the extent any such Tax Contest (i) could give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement, or (ii) is with respect to a Delphi Technologies Separate Return for a Pre-Distribution Period or Straddle Period and could reasonably be expected to adversely affect any member of the Aptiv Group or for any other Tax Period that could reasonably be expected to materially adversely affect any member of the Aptiv Group, then the Controlling Party shall not settle any such Tax Contest without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed and, in the case of a Tax Contest relating to Specified Separation Taxes, must take into account the reasonable likelihood of success of such Tax Contest on its merits without regard to the ability of Delphi Technologies to pay). Subject to Section 9.02(e) of this Agreement, and unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (I) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (II) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (III) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (IV) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (V) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Section 9, “Controlling Party” means the Party entitled to control the Tax Contest under such Section and “Non-Controlling Party” means (x) Aptiv if Delphi Technologies is the Controlling Party and (y) Delphi Technologies if Aptiv is the Controlling Party.

(d) Tax Contest Participation. Subject to Section 9.02(e) of this Agreement, and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest (i) pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement or (ii) that is with respect to a Delphi Technologies Separate Return for a Pre-Distribution Period or Straddle Period and could reasonably be expected to adversely affect any member of the Aptiv Group or for any other Tax Period and could reasonably be expected to materially adversely affect any member of the Aptiv Group. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e) Joint Returns. Notwithstanding anything in this Section 9 to the contrary, in the case of a Tax Contest related to a Joint Return, the rights of Delphi Technologies and its Affiliates under Section 9.02(c) and Section 9.02(d) of this Agreement shall be limited in scope to the portion of such Tax Contest relating to Taxes for which Delphi Technologies may reasonably expected to become liable to make any indemnification payment to Aptiv under this Agreement.

(f) Power of Attorney. Each member of the Delphi Technologies Group shall execute and deliver to Aptiv (or such member of the Aptiv Group as Aptiv shall designate) any power of attorney or other similar document reasonably requested by Aptiv (or such designee) in connection with any Tax Contest (as to which Aptiv is the Controlling Party) described in this Section 9. Each member of the Aptiv Group shall execute and deliver to Delphi Technologies (or such member of the Delphi Technologies Group as Delphi Technologies shall designate) any power of attorney or other similar document requested by Delphi Technologies (or such designee) in connection with any Tax Contest (as to which Delphi Technologies is the Controlling Party) described in this Section 9.

Section 10. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 11. Tax Treatment of Interest. Anything herein or in the Separation Agreement to the contrary notwithstanding, to the extent one Party makes a payment of interest to the other Party under this Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such

Tax payment, the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Party making such payment or increase in Tax to the Party receiving such payment.

Section 12. Gross-Up of Indemnification Payments. Except to the extent provided in Section 11, any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed.

Section 13. Dispute Resolution. Any and all Disputes arising hereunder shall be resolved through the procedures provided in Article IV of the Separation Agreement.

Section 14. General Provisions.

Section 14.01 Entire Agreement; Construction; Corporate Power.

(a) This Agreement, the Ancillary Agreements and the exhibits, annexes and schedules hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein; for the avoidance of doubt, the preceding clause shall apply to all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Aptiv Group, on the one hand, and any member or members of the Delphi Technologies Group, on the other hand, which agreements shall be of no further effect between the parties thereto and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof. Except as expressly set forth in the Separation Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries, to the extent such matters are the subject of this Agreement, shall be governed exclusively by this Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between the Separation Agreement or any Ancillary Agreement, on the one hand, and this Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern.

(b) Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 14.02 Other Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement or the Ancillary Agreements.

Section 14.03 Governing Law. This Agreement (and any claims or Disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of laws principles of the State of New York, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 14.04 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 14.05 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 14.06 Payment Terms.

(a) Except as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (where applicable, or a member of such Party’s Group) to the other Party (where applicable, or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Aptiv or Delphi Technologies under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 pm, Eastern time, on the day before the relevant date, or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any Tax indemnity payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the indemnifying Party.

Section 14.07 No Admission of Liability. The allocation of assets and liabilities herein is solely for the purpose of allocating such assets and liabilities between Aptiv and Delphi Technologies and is not intended as an admission of liability or responsibility for any alleged liabilities vis-à-vis any Third Party, including with respect to the liabilities of any non-wholly owned subsidiary of Aptiv or Delphi Technologies.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DELPHI AUTOMOTIVE PLC

By:
Name:
Its:

DELPHI TECHNOLOGIES PLC

By:
Name:
Its: